Exhibit 8.1

LUSE GORMAN, PC

5335 WISCONSIN AVENUE, N.W., SUITE 780

WASHINGTON, D.C. 20015

TELEPHONE (202) 274-2000

www.luselaw.com

June 12, 2026

Boards of Directors/Trustees

BayCoast Bank

Narragansett Bancorp, Inc.

Narragansett Financial Corporation

330 Swansea Mall Drive

Swansea, Massachusetts 02777

Boards of Directors/Trustees:

As counsel to BayCoast Bank, a Massachusetts-chartered stock savings bank, (the “Bank”), Narragansett Financial Corporation, a Massachusetts-chartered mutual holding company (the “Mutual Holding Company”), and Narragansett Bancorp, Inc., a Maryland corporation (the “Mid-Tier Holding Company”), you have requested this firm’s opinion regarding the material federal income tax consequences that will result from the reorganization of the Bank from the single-tier mutual holding company form of organization, with no stockholders, into the “two-tier” mutual holding company form of organization with public stockholders (the “Reorganization”), pursuant to the BayCoast Bank and Narragansett Financial Corporation Plan of Holding Company Reorganization and Plan of Stock Issuance, dated June 8, 2026 (the “Plan”), and the integrated transactions described below.

In connection with our opinion, we have made certain investigations we have deemed relevant. In our investigations, we have assumed the authenticity of original documents, the accuracy of copies and the genuineness of signatures. We have further assumed the absence of adverse facts not apparent from the face of the instruments and documents we examined and we have relied upon the accuracy of the factual matters set forth in: (1) the Plan; (2) the Registration Statement filed by the Mid-Tier Holding Company, with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended; (3) the letter application filed by the Bank and Mutual Holding Company with the Massachusetts Commissioner of Banks; and (4) the Application on Form FRY-3, as filed with the Board of Governors of the Federal Reserve System. In addition, we are relying on letters from RP Financial, LC., addressed to you and dated June 12, 2026, stating its belief as to certain valuation matters described below. Capitalized terms used but not defined herein shall have the same meaning as set forth in the Plan. Furthermore, we assume that each of the parties to the Reorganization will comply with all reporting obligations with respect to the Reorganization required under the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder (the “Treasury Regulations”).

Our opinion is based upon the existing provisions of the Code, the Treasury Regulations, and upon current Internal Revenue Service (the “IRS”) published rulings and existing court decisions, any of which could change at any time. Any such change may be retroactive and could significantly modify the statements and opinions expressed herein. Similarly, any changes in the facts and assumptions stated herein, upon which this opinion is based, could modify the conclusions herein. This opinion is as of the date hereof, and we disclaim any obligation to advise you of any change in any matter considered herein after the date hereof.

Boards of Directors/Trustees

BayCoast Bank

Narragansett Bancorp, Inc.

Narragansett Financial Corporation

June 12, 2026

We opine only as to the matters we expressly set forth herein, and no opinion should be inferred as to any other matters or as to the tax treatment of the Reorganization and the integrated transactions described below that we do not specifically address. We express no opinion as to other federal laws and regulations, or as to laws and regulations of other jurisdictions, or as to factual or legal matters other than as set forth herein.

For purposes of this opinion, we are relying on the representations as to factual matters provided to us by the Mutual Holding Company and the Bank, as set forth in the certificates for the aforementioned entities, which are signed by an authorized officer of each of the aforementioned entities and are incorporated herein by reference.

Description of Proposed Transactions

The Bank and the Mutual Holding Company are currently in the mutual holding company form of ownership, without public stockholders. The Mid-Tier Holding Company will be established as part of the two-tier mutual holding company formation in the Reorganization. The Reorganization will be conducted pursuant to the Plan. Following the Reorganization, the Bank will become a wholly-owned subsidiary of the Mid-Tier Holding Company, and the Mid-Tier Holding Company will be a majority-owned subsidiary of the Mutual Holding Company. The corporators’ voting rights in the Mutual Holding Company will remain the same after the Reorganization.

In connection with the Reorganization, the Mid-Tier Holding Company will offer for sale shares of Common Stock of the Mid-Tier Holding Company. All investors will pay the same price per share in the Offering. Only a minority interest in the Common Stock of the Mid-Tier Holding Company will be sold to the public. Federal and Massachusetts laws and regulations require that the Mutual Holding Company own a majority of the outstanding common stock of the Mid-Tier Holding Company for so long as the Mutual Holding Company is in existence. The Mid-Tier Holding Company will offer for sale 43% of the outstanding shares of Common Stock of the Mid-Tier Holding Company in the offering, 2% of the outstanding shares of Common Stock of the Mid-Tier Holding Company will be contributed to a charitable foundation to be formed in connection with the Reorganization and offering, and 55% of the shares of Common Stock of the Mid-Tier Holding Company will be retained by the Mutual Holding Company.

Pursuant to the Plan, the Reorganization will be effected as follows and in such order as is necessary to consummate the Reorganization:

(i)	The Mutual Holding Company will organize the Mid-Tier Holding Company as a separate wholly-owned subsidiary of the Mutual Holding Company;

(ii)

The Mutual Holding Company will contribute all of the shares of common stock of the Bank to the Mid-Tier Holding Company, which will result in the Mid-Tier Holding Company owning 100% of the common stock of the Bank (the “351 Transaction”). On the Effective Date, the Bank will be the wholly-owned subsidiary of the Mid-Tier Holding Company and the Mid-Tier Holding Company will be a majority owned subsidiary of the Mutual Holding Company; and

Boards of Directors/Trustees

BayCoast Bank

Narragansett Bancorp, Inc.

Narragansett Financial Corporation

June 12, 2026

(iii)

The Mid-Tier Holding Company will offer to sell up to 49% of its Common Stock in the Offering and issue additional shares of Common Stock to the Mutual Holding Company such that the Mutual Holding Company will own at least 51% of the Mid-Tier Holding Company’s outstanding Common Stock at the completion of the Reorganization and Offering.

At the time of the Reorganization, the Mid-Tier Holding Company will establish a Liquidation Account in an amount equal to the product of (i) the percentage of the Common Stock issued in the Stock Issuance to Persons other than the Mutual Holding Company, and (ii) the net worth of the Bank as of the date of the latest consolidated statement of financial condition contained in the final Prospectus distributed in connection with the Offering. The Liquidation Account will be maintained for the benefit of Eligible Account Holders who continue to maintain their Deposit Accounts at the Bank following the Reorganization. Each Eligible Account Holder shall, with respect to his or her Deposit Account, hold a related inchoate interest in a portion of the Liquidation Account balance in relation to his or her Deposit Account balance at the Eligibility Record Date, or to such balance as it may subsequently be reduced, as provided in the Plan.

Opinions

Based on the facts, representations and assumptions set forth herein, we are of the opinion that:

1. The Mutual Holding Company and the persons who purchase Common Stock of the Mid-Tier Holding Company in the Offering will recognize no gain or loss upon the transfer of Bank common stock to the Mid-Tier Holding Company in exchange for Common Stock of the Mid-Tier Holding Company (Code Section 351(a) and Rev. Rul. 2003-48; 2003-19 I.R.B 863).

2. The Mid-Tier Holding Company will recognize no gain or loss on its receipt of Bank common stock in exchange for Mid-Tier Holding Company Common Stock (Code Section 1032(a)).

3. The Mutual Holding Company’s basis in the Mid-Tier Holding Company Common Stock received in the 351 Transaction will be the same as its basis in the Bank common stock transferred (Code Section 358(a)(1)).

4. The Mutual Holding Company’s holding period in the Mid-Tier Holding Company Common Stock received will include the period during which it held the Bank common stock, provided that the property was a capital asset on the date of the exchange (Code Section 1223(1)).

5. The Mid-Tier Holding Company’s basis in the Bank common stock received from the Mutual Holding Company will be the same as the basis of such property in the hands of the Mutual Holding Company (Code Section 362(a)).

Boards of Directors/Trustees

BayCoast Bank

Narragansett Bancorp, Inc.

Narragansett Financial Corporation

June 12, 2026

6. The Mid-Tier Holding Company’s holding period for the Bank common stock received from the Mutual Holding Company will include the period during which the property was held by the Mutual Holding Company (Code Section 1223(2)).

7. It is more likely than not that the basis of the Mid-Tier Holding Company Common Stock purchased by stockholders in the Offering will be the purchase price thereof (Code Section 1012). The holding period of the Common Stock purchased pursuant to the exercise of subscription rights will commence on the date on which the right to acquire the stock was exercised (Code Section 1223(5)).

8. It is more likely than not that the fair market value of the subscription rights to purchase Common Stock is zero. Accordingly, no gain or loss will be recognized by Eligible Account Holders upon the distribution to them of the nontransferable subscription rights to purchase shares of Common Stock of the Mid-Tier Holding Company. Gain realized, if any, by Eligible Account Holders on the distribution to them of nontransferable subscription rights to purchase shares of Common Stock will be recognized but only to the extent of the fair market value of such subscription rights. (Code Section 356(a)). Eligible Account Holders will not realize any taxable income as a result of their exercise of the nontransferable subscription rights (Rev. Rul. 56-572, 1956-2 C.B. 182).

9. No gain or loss will be recognized by the Mid-Tier Holding Company on the receipt of money in exchange for shares of Common Stock sold in the Offering.

10. It is more likely than not that the fair market value of the interest in the Liquidation Account will be zero. Accordingly, it is more likely than not that Eligible Account Holders will not recognize taxable income in connection with the receipt of an inchoate interest in the Liquidation Account. Cf. Paulsen v. Commissioner, 469 U.S. 131 (1985); Society for Savings v. Bowers, 349 U.S. 143 (1955).

The opinions set forth above represent our conclusions as to the application of existing federal income tax law to the facts of the Reorganization and Offering as described above, and we can give no assurance that changes in such law, or in the interpretation thereof, will not affect the opinions expressed by us. Moreover, no assurance can be given that the IRS will not take contrary positions, or that a court considering the issues would not hold contrary to such opinions.

Opinion 8 above is predicated on the representation that no person will receive any payment, whether in money or property, in lieu of the issuance of nontransferable subscription rights. Opinions 7 and 8 above are based on the position that the subscription rights to purchase shares of Holding Company Common Stock received by Eligible Account Holders have a fair market value of zero. We understand that the subscription rights will be granted at no cost to the recipients, will be legally nontransferable and of short duration, and will provide the recipient with the right only to purchase shares of the Mid-Tier Holding Company Common Stock at the same price to be paid by members of the general public in any Community Offering or Syndicated Community Offering. We also note that the IRS has not in the past concluded that subscription rights have value. In addition, we are relying on a letter from RP Financial, LC. to you stating its belief that subscription rights do not have any economic value at the time of distribution or at the time the rights are exercised in the Offering. Based on the foregoing, we believe it is more likely than not that the nontransferable subscription rights to purchase Mid-Tier Holding Company Common Stock have no value.

Boards of Directors/Trustees

BayCoast Bank

Narragansett Bancorp, Inc.

Narragansett Financial Corporation

June 12, 2026

If the subscription rights are subsequently found to have economic value, income may be recognized by various recipients of the subscription rights (in certain cases, whether or not the rights are exercised) and the Mid-Tier Holding Company and/or the Bank may be subject to tax on the distribution of the subscription rights.

Opinion 10 above is based on the premise that the benefit provided by the Liquidation Account in the Mutual Holding Company has a fair market value of zero at the time of the Reorganization. The Liquidation Account payment obligation arises only in a liquidation of the Bank, including if the Bank enters into a transaction to transfer its assets and liabilities to a credit union. We understand that: (i) no holder of an interest in a liquidation account has ever received payment of an interest in a liquidation account attributable to the liquidation of a solvent bank (other than as set forth below); (ii) the interests in the Liquidation Account are not transferable by an Eligible Account Holder; (iii) the amounts due under the Liquidation Account with respect to each Eligible Account Holder will be reduced as their deposits in the Bank are reduced, as described in the Plan; and (iv) holders of an interest in a liquidation account have received payments of their interest in only a limited number of instances (out of hundreds of transactions involving mergers, acquisitions and the purchase of assets and assumptions of liabilities of holding companies and subsidiary banks). These instances involved the purchase of a bank’s assets and the assumption of its liabilities by a credit union. However, not all states permit the sale of a bank’s assets to a credit union, further limiting the opportunity for this type of transaction. We also note that the U.S. Supreme Court in Paulsen v. Commissioner, 469 U.S. 131 (1985), stated the following:

The right to participate in the net proceeds of a solvent liquidation is also not a significant part of the value of the shares. Referring to the possibility of a solvent liquidation of a mutual savings association, this Court observed: “It stretches the imagination very far to attribute any real value to such a remote contingency, and when coupled with the fact that it represents nothing which the depositor can readily transfer, any theoretical value reduces almost to the vanishing point.” Society for Savings v. Bowers, 349 U.S. 143, 150 (1955).

In the present case, we believe that the same analysis as was applied in Paulsen and Society for Savings can be applied to the extremely remote contingency that a depositor will, at some undetermined time in the future, realize value from the sale of a bank’s assets to a credit union. First, some states prohibit a credit union from acquiring a bank’s assets through a purchase and assumption transaction. Second, although others do, as noted above, there have been only a limited number of instances where a credit union has acquired the assets of a bank where an amount representing the then-value of a liquidation account has been (or will be) paid to the bank’s eligible depositors. These instances all involved former mutual banks that were required to establish liquidation accounts in a conversion to a stock bank and that later engaged in a purchase and assumption transaction with a credit union. We are

Boards of Directors/Trustees

BayCoast Bank

Narragansett Bancorp, Inc.

Narragansett Financial Corporation

June 12, 2026

aware of less than ten instances out of hundreds of converted former mutual banks since 1816 (the date the first mutual bank was chartered, in Massachusetts) that have engaged in purchase and assumption transactions with credit unions and have been required to distribute to their depositors the remains of any liquidation accounts. Under these circumstances, we agree with the statement by the Supreme Court in Society for Savings that “any theoretical value reduces almost to the vanishing point.”

In addition, we note that RP Financial, LC. has issued a letter, dated June 12, 2026, to you stating its belief that the benefit provided by the Liquidation Account does not have any economic value at the time of the Reorganization. Based on the foregoing, we believe it is more likely than not that liquidation rights in the Liquidation Account have no value.

If the Internal Revenue Service were to subsequently find that the Liquidation Account had economic value as of the time of the Reorganization, each Eligible Account Holder may need to recognize income in the amount of the fair market value of their interest in the Liquidation Account as of the effective date of the Reorganization. However, we are not aware of any situation where rights in a bank liquidation account have been found to have an economic value at the time of a mutual-to-stock conversion or a second-step conversion of a mutual holding company.

We do not express any opinion as to the availability of any equitable or specific remedy upon any breach of any of the covenants, warranties or other provisions contained in any agreement. We have not examined, and we express no opinion with respect to the applicability of, or liability under, any federal, state or local law, ordinance, or regulation other than as expressed above.

It is expressly understood that the opinions set forth above represent our conclusions based upon the documents reviewed by us and the facts presented to us. Any material amendments to such documents or changes in any significant fact would affect the opinions expressed herein.

We have not been asked to, and we do not, render any opinion with respect to any matters other than those expressly set forth above.

[Signature Page Follows]

Boards of Directors/Trustees

BayCoast Bank

Narragansett Bancorp, Inc.

Narragansett Financial Corporation

June 12, 2026

CONSENT

We hereby consent to the filing of this opinion as an exhibit to the Mutual Holding Company’s and the Bank’s letter application as filed with the Massachusetts Commissioner of Banks and as an exhibit to the Mid-Tier Holding Company’s Registration Statement on Form S-1 as filed with the SEC. We also consent to the references to our firm in the Prospectus contained in such filings under the captions “The Reorganization and Offering—Material Income Tax Consequences” and “Legal Matters,” and to the summary of our opinion in such Prospectus.

Very truly yours,

Luse Gorman, PC